Exhibit 10.67

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) made and entered into as of the 25th day of September, 2003 by and among InterMune, Inc. (the “Company”), Scott Harkonen (“Harkonen”) and U.S. Bank, National Association (the “Escrow Agent”), with the latter’s office at One California Street, Suite 2550, San Francisco, CA  94111.

WITNESSETH

WHEREAS, the Company and Harkonen have heretofore entered into a Consulting Agreement and Mutual Releases (the “Agreement”) for the purpose of finalizing certain agreements between them, and WHEREAS, pursuant to the Agreement, the Company hereby deposits today $282,500 (the “Escrow Fund”) with the Escrow Agent;

NOW THEREFORE, IT IS AGREED:

1.               The Company hereby delivers to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of the Escrow Funds to be held in accordance with the terms and conditions of this Escrow Agreement.

2.               The Escrow Agent shall hold the Escrow Fund until such time as it shall receive written direction from the Company to release all of the Escrow Fund and to whom and when.

3.               U.S. Bank National Association’s General Provisions are incorporated herein and attached as Exhibit A.

4.               The Escrow Agent fees shall be paid in advance by the Company in accordance with the Fee Schedule attached as Exhibit B.

5.               The Escrow Agent is to invest the Escrow Fund in a Money Market fund.  Interest shall become part of the Escrow Fund for the benefit of the Escrow’s Fund subsequent recipient.

6.               NOTICES  All notices, demands, and requests required or permitted to be given under the provisions of this agreement must be in writing and shall be deemed to have been sufficiently given when received if personally delivered or by facsimile or, if mailed by registered or certified mail, with return receipt requested, or overnight mail addressed as follows:

If to the Company:	InterMune, Inc.
Attn: General Counsel
3280 Bayshore Blvd.
Brisbane, CA 94005

If to Harkonen:	Dr. Scott Harkonen
125 Montalvo
San Francisco, CA 94116

If to the Escrow Agent:	U.S. Bank National Association
One California Street, Suite 2550
San Francisco, CA 94111
Ann Gadsby
Telephone (415) 273-4532
Fax: (415) 273-4591

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date and year first above written.

InterMune, Inc.

By	/s/ Sharon Surrey-Barbari
Title	SVP and CFO

Dr. Scott Harkonen

/s/ W. Scott Harkonen

U.S. BANK, National Association, as Escrow Agent

By	/s/ Michael P. Susnow
Title	Vice President

General Provisions for

Corporate Escrow Agreements

LIABILITY OF ESCROW AGENT

In performing any duties under the Escrow Agreement (“Agreement”), Escrow Agent (“Agent”) shall not be liable to any Party for consequential damages, (including, without limitation lost profits) losses, or expenses, except for gross negligence or willful misconduct on the part of the Agent.  Agent shall not incur any such liability for (I) any act or failure to act made or omitted in good faith, or (II) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that Agent shall in good faith believe to be genuine, nor will Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, Agent may consult with legal counsel in connection with Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

FEES AND EXPENSES

It is understood that the fees and usual charges agreed upon for services of Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if Agent is made a Party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and Agent shall have the right to retain all documents and/or other things of value at any time held by Agent in this escrow until such compensation, fees, costs, and expenses are paid.  The Parties jointly and severally promise to pay these sums upon demand.  Unless otherwise provided, the Parties each will pay one-half of all Agent’s usual charges and Agent may deduct such sums from the funds deposited.

CONTROVERSIES

If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, Agent will not be required to determine the controversy or to take any action regarding it.  Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Agent’s discretion, Agent may require, despite what may be set forth elsewhere in this Agreement.  In such event, Agent will not be liable for interest or damage.   Furthermore, Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Agent due to the interpleader action and which the Parties jointly and severally agree to pay.  Upon initiating such action, Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

INDEMNIFICATION OF ESCROW AGENT

The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Agent or incurred by Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

INVESTMENT INSTRUCTIONS

For the purpose of investing funds held in escrow, Agent may accept written instructions (including instructions sent to the agent  by facsimile transmission, with original sent promptly to the agent) from an authorized party. The parties shall indemnify and hold Agent harmless from any and all liability for acting on such  investment instruction purported to be given by an Authorized Party.  Agent shall not be responsible for the authenticity of any instructions, or be in any way liable for any unauthorized instruction or for acting on such an instruction, whether or not the person giving the instructions was, in fact, an Authorized Party.  In no event shall Agent be liable to the Parties for any consequential, special, or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon  instructions believed by Agent to be genuine.  In the absence of such  instructions, the agent shall invest, to the extent reasonably practicable, in a U.S.Bank Money Market Account, which is insured by the FDIC.

The Agent may make any investments through its own investment department or that of its affiliates.  The Agent shall not be liable for any loss from such investments, including upon the sale or disposition of any investments.

Agent will act upon investment instructions the day that such instructions are received, provided the requests are communicated within a sufficient amount of time to allow Agent to make the specified investment.  Instructions received after an applicable investment cutoff deadline will be treated as being received by Agent on the next business day, and Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received.  Agent shall not be liable for any loss incurred by the actions of third parties or by any loss arising by error, failure, or delay in making  an investment which is caused by circumstances beyond Agent’s reasonable control.

FUNDS INVESTED DURING ESCROW

The Parties acknowledge that payment of any interest earned on the funds invested in this escrow will be subject to backup withholding penalties unless a properly completed Internal Revenue Service form W8 or W9 certification is submitted to Escrow Agent.

RESIGNATION OF ESCROW AGENT

Agent may resign at any time upon giving at least thirty (30) days’ written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows:  The Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the Parties fail to agree upon a successor escrow agent within such time, Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of California.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.   Agent shall be discharged from any further duties and liability under this Agreement.

AUTOMATIC SUCCESSION

Any company into which the Agent may be merged or with which it may be consolidated, or any company to whom Agent may transfer a substantial amount of its Global Escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

GOVERNING LAW

This Agreement is to be construed and interpreted according to California law.

Prepared by U.S. Bank, N.A.,

SIGNATURE PAGES

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Fee Schedule for Escrow

Schedule of Fees for Services as

Escrow Agent

For

InterMune/W. Scott Harkonen Escrow

Customer Name / Series

Initial Fees
01010	Acceptance Fee (excluding charge for legal counsel and/or legal opinion) The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.	$500.00

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution.  Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer.  If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Administration Fees Billed Annually

04460

Escrow Agent

		$1,000.00

	Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.

Incidental Expenses
SUCE0000	Indirect OOP Expenses in Advance Charge for miscellaneous expenses such as; fax, messenger service, overnight mail, telephone, stationery and postage. This charge is a percent of total Administration Fees, charged in advance.	3.0%

Transaction Fees

10880

Disbursements/Draws

$

20.00

	Charge per item disbursed. Includes the wire or check fee.

10100

	Trades	$100.00

	Charge per trade to buy or sell investments, excluding automated sweep transactions.*

*Automatic sweeping of cash into money market funds is not considered a “trade” for the purposes of this fee.  However, applicable fees are disclosed in the “Automatic Money Market Investments” authorization letter or the fund prospectus provided

10101

Receipts

		$20.00

	Charge per receipt of funds via wire or check.

Direct Out of Pocket Expenses
	Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule.  A reasonable charge will be assessed based on the nature of the service and the responsibility involved.  At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification.  Fees are subject to change at our discretion and upon written notice.  Fees paid in advance will not be prorated.  The fees set forth above and any subsequent modifications thereof are part of your agreement.  Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice.  In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly.  Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account.  Payment of fees constitutes acceptance of the terms and conditions set forth.

Dated:  September 24, 2003